UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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Luther Burbank Corporation
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A MESSAGE FROM YOUR CHAIRMAN AND YOUR CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholder,

Luther Burbank Corporation achieved a number of significant milestones in 2017. After 34 years as a privately held company, in December 2017, we completed our initial public offering, during which we sold a total of 13,972,500 shares of common stock and raised net proceeds of $138.3 million. We are proud to now count our employees, family, friends, and neighbors among our shareholders, as well as many institutional investors.

The IPO was only one of many accomplishments in 2017. As of December 31, 2017, our assets reached a new high of $5.7 billion. Our net income reached $69.4 million. Our single family and commercial loan production teams exceeded their 2017 budget targets and set new volume records, all while maintaining our conservative credit culture. We also completed a $626 million securitization of multifamily loans through Freddie Mac sponsored Q Certificates. During 2017, deposits increased by $617.3 million, as we continue to deepen our client relationships and grow our deposit base. Our level of individual savings deposits has remained steady, and we have augmented our deposit base through the expansion of our business and online banking channels.

Also in 2017, in response to the devastating wildfires in our hometown of Santa Rosa and across California, we launched the Luther Burbank Corporation Foundation. The Foundation, which will be funded by the Company, our directors, employees, and business partners, is dedicated to providing disaster relief to those communities impacted by the wildfires, and to promoting our long-time goals of community development and education.

In 2018, we remain focused on our strategic plan that includes organic loan and deposit growth, disciplined credit quality, risk management, and expense management, and continuing our geographic expansion to complete our Seattle to San Diego market footprint. We look forward to another successful year.

We would like to extend a personal invitation to you to join us at Luther Burbank Corporation's 2018 Annual Shareholder Meeting, our first shareholder meeting as a public company. Please review this Proxy Statement for additional information on the meeting and the matters to be discussed there.

Victor S. Trione
Chairman

John G. Biggs
President and Chief Executive Officer

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Notice of Luther Burbank Corporation's 2018 Annual Stockholder Meeting
Important Notice Regarding the Availability of Proxy Materials for The Stockholder Meeting to Be Held on May 24, 2018
The Proxy Statement and Annual Report to Stockholders are available at:
http://www.astproxyportal.com/ast/21877/
The Annual Stockholder Meeting of Luther Burbank Corporation ("LBC" or the "Company") will be held at the Hyatt Vineyard Creek, located at 170 Railroad Street, Santa Rosa, CA 95401, on Thursday, May 24, 2018, at 10:00 a.m. Pacific Time.
Proxy Statement
This Definitive Proxy Statement (this “Proxy Statement”) is furnished by Luther Burbank Corporation, a California corporation, on behalf of its Board of Directors in connection with the solicitation of proxies by the Board of Directors for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.  When used in this Proxy Statement, the terms “we,” “us,” “our” or the “Company” refer to Luther Burbank Corporation, and the “Bank” refers to Luther Burbank Savings. This Proxy Statement is first being delivered to shareholders on or about April 9, 2018.
Items of Business
As a stockholder you will be asked to elect seven (7) nominated directors, who are listed in the proxy statement, as directors of the Company.
Stockholders also will transact other business that may properly come before the meeting.
Record Date
You may vote if you held shares of LBC common stock as of the close of business on March 26, 2018 ("Record Date").
Proxy Voting
Your vote is important. You may vote your shares via the internet, by telephone, by mail or in person at the Annual Meeting. Please refer to the section "How do I vote?" in the Proxy Statement for detailed voting instructions. If you vote via the internet, by telephone or in person at the Annual Meeting, you do not need to mail in a proxy card.
Following the meeting, we will discuss the status of the business and answer appropriate questions. We look forward to seeing you at the meeting.
On behalf of the Board of Directors,

Liana Prieto
Corporate Secretary
Luther Burbank Corporation
April 9, 2018

520 Third Street, 4th floor
Santa Rosa, California 95401
Attn: Investor Relations
(844) 446-8201

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https://ir.lutherburbanksavings.com/

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ANNUAL MEETING INFORMATION
When and where is the Annual Meeting?
The Annual Meeting will be held at 10:00 a.m. Pacific Time on May 24, 2018 at the Hyatt Vineyard Creek which is located at 170 Railroad Street, Santa Rosa, CA 95401.
What proposals will be voted upon at the Annual Meeting?
There is one proposal scheduled for a vote at the Annual Meeting:

(1)	To elect seven (7) directors to serve until the 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified (Proposal 1).
As of the date of this Proxy Statement, we are not aware of any additional matters that will be presented for consideration at the Annual Meeting.
What are the recommendations of our Board of Directors?
Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the seven (7) nominees named herein to serve on the Board of Directors.
Who is entitled to vote at the Annual Meeting?
Only shareholders of record at the close of business on March 26, 2018 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
How do I vote?
For Proposal 1 (election of directors), you may either vote “FOR” any of the nominees to the Board of Directors or you may “WITHHOLD” your vote for any nominee that you specify. The procedures for voting are set forth below:
Shareholder of Record: Shares Registered Directly in Your Name.  You may vote by completing, signing and dating the proxy card where indicated and mailing the proxy card in the postage paid envelope provided or in person at the Annual Meeting. You may also vote by giving your proxy authorization over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

•	To vote in person, attend the Annual Meeting, and we will provide you with a ballot when you arrive.

•	To give your proxy authorization over the Internet, go to the website address set forth on the proxy card and follow the instructions provided on the website.

•	To give your proxy authorization by telephone, dial the toll-free phone number listed on your proxy card using a touch-tone phone and follow the recorded instructions.

•
To vote using a proxy card, complete, sign and date the proxy card and return it promptly in the postage paid envelope provided. If your signed proxy card is received prior to the vote, then we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the proxy materials from that organization rather than from the Company. As a Beneficial Owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. To do this, contact your broker, bank or other agent and request a proxy card.
How many votes do I have?
For each proposal to be voted upon, you have one vote for each share of common stock that you own as of the close of business on the Record Date. You may not cumulate votes in the election of directors.

What if I return a proxy card but do not make specific choices?
Properly completed and returned proxies will be voted as instructed on the proxy card.  If you are a shareholder of record and return the proxy card without marking any voting selections, your shares will be voted “FOR” the election of all seven (7) director nominees. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using her discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the Board of Directors may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.
Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to proposals that are not “routine” but may vote their clients’ shares on “routine” proposals.  Under applicable rules of the New York Stock Exchange applicable to most brokers, banks, or other agents, Proposal 1 (election of directors) is not a “routine” proposal. If a broker, bank, or other agent indicates on a proxy card that it does not have discretionary authority to vote certain shares on a proposal that is not “routine,” then those shares will be treated as broker non-votes. Broker non-votes are counted only for the purpose of determining whether a quorum is present.
Can I change my vote?
Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•	You may change your vote at any time before the proxy is exercised by re-submitting your vote via the Internet or by telephone;

•	You may submit another properly completed proxy card bearing a later date which is received by the close of business on May 22, 2018;

•
You may send a written notice that you are revoking your proxy. The notice must be sent to Luther Burbank Corporation, 1500 Rosecrans Avenue, Suite 300, Manhattan Beach, CA 90266, Attention: Corporate Secretary, and must be received by the close of business on May 22, 2018; or

•
You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.
How many shares must be present to constitute a quorum for the Annual Meeting?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting.  As of the close of business on the Record Date, there were 56,561,335 shares of voting common stock outstanding and entitled to vote. Thus, 28,280,668 shares of voting common stock must be represented at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent).  Additionally, “WITHHOLD” votes, abstentions and broker non-votes will also be counted towards the quorum requirement.  If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count “FOR” and “WITHHOLD” votes and broker non-votes for Proposal 1 (election of directors).
How many votes are needed to approve the proposal?
For Proposal 1 (election of directors), if a quorum is present, the vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of a director. Shareholders are not entitled to cumulative voting in the election of our directors. Therefore, the seven (7) nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, “WITHHOLD” votes and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

How can I determine the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Within four business days after the conclusion of the Annual Meeting, the Company will file a Current Report on Form 8-K with the SEC that announces the final voting results.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, this Proxy Statement, our proxy materials or your ownership of our common stock, please (i) contact Luther Burbank Corporation, 520 Third Street, 4th floor, Santa Rosa, CA 95401, Attention: Investor Relations, (ii) email investorrelations@lbsavings.com or (iii) call (844) 446-8201.

PROPOSAL 1
ELECTION OF DIRECTORS
Introduction
Our charter and bylaws provide that our Board of Directors will consist of between five and nine directors, with the precise number being determined by our Board of Directors from time to time. We currently have seven directors. In accordance with our bylaws and California law, our Board of Directors oversees the management of the business and affairs of the Company. Our directors are elected annually by our shareholders at our annual shareholders meeting for one-year terms and serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.
At the Annual Meeting, seven (7) persons will be elected to serve on our Board of Directors until the 2019 Annual Meeting of Shareholders or until their successors have been duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. There are no family relationships between any of our directors, executive officers or persons nominated to become a director.
Set forth below is the background and qualifications of each director nominee.
Director Nominees

Victor S. Trione—Chairman of the Board of Directors
Mr. Trione, age 70, serves as Chairman of the Board of Directors of Luther Burbank Corporation and the Bank, a position he has held since founding Luther Burbank Savings in 1983. In addition to serving as our Chairman, Mr. Trione is President of Vimark, Inc., a real estate development and vineyard management company, and co-proprietor of Trione Winery. Mr. Trione also serves in the following roles: Director and Chairman of the Executive Committee of Empire College; Advisory Board member of the Stanford Institute for Economic Policy Research; Board of Overseers of Stanford University's Hoover institution; trustee of the Angela Merici and John Newman Foundation, Inc.; trustee of the U.S. Navy Memorial Foundation; and director of the Navy Supply Corps Foundation. As one of our founders, Mr. Trione brings continuity and deep historic knowledge of the Company to the Board, which enables him to make significant contributions as a member of our Board.
John G. Biggs—Director, President and Chief Executive Officer of Luther Burbank Corporation
Mr. Biggs, age 62, serves as President and Chief Executive Officer for Luther Burbank Corporation and the Bank. Mr. Biggs has served on our Board of Directors since 2007. During his 30-plus year tenure with the Company, Mr. Biggs has held the positions of Chief Financial Officer and Chief Operating Officer. Since becoming President and Chief Executive Officer in 2007, Mr. Biggs has spearheaded the initiatives that have seen our total assets and equity double, including expansion of our branch network in Northern and Southern California and entry into the Washington and Oregon markets. A certified public accountant (inactive), Mr. Biggs previously served as Vice President of Finance and Controller for Columbus Marin Savings & Loan Association and as a public accountant at the firms of KPMG LLP and Arthur Anderson specializing in auditing broker/dealers. We believe that Mr. Biggs' successful history serving our Company gives him valuable insight and enables him to make significant contributions as a member of our Board.
John C. Erickson—Director
Mr. Erickson, age 56, serves on the Audit and Risk Committee and on the Compensation Committee. Mr. Erickson has served on our Board of Directors since 2017. He has more than 30 years of financial services experience. Most recently, he served as President, Consumer Banking and President, California, for CIT Group, Inc. (2016). Until 2014, he served for over 30 years at Union Bank, N.A. He held a number of senior roles across the firm, culminating in two vice chairman positions (Chief Risk Officer and Chief Corporate and Banking Officer). As Chief Corporate and Banking Officer, he oversaw commercial banking, real estate, global treasury management, wealth management and global capital markets. He was a director of Zions Bancorporation (NASDAQ: ZION) from 2014 to 2016, and chair of that board's risk committee, as well as a member of the audit committee. We believe Mr. Erickson's extensive knowledge of banking and his service on public company boards give him valuable insight and enable him to make significant contributions as member of our Board.

Jack Krouskup—Director
Mr. Krouskup, age 68, serves as Chairman of the Audit and Risk Committee and also serves on the Governance and Nominating Committee. Mr. Krouskup has served on our Board of Directors since 2012. He is a certified public accountant (inactive) with more than 35 years' experience serving customers in a variety of industries. At Deloitte, LLP, he served as partner-in-charge of the company's Northern California financial services practice and also served on Deloitte's financial services advisory committee. Mr. Krouskup has years of boardroom experience representing Deloitte with numerous global and highly complex organizations. Consequently, he has an extensive corporate governance background and deep familiarity with board and audit committee best practices. Mr. Krouskup retired from Deloitte in 2011. He currently serves on the board of directors of Verity Health System and on the Board of Trustees of the University of California, Santa Barbara, Alumni Association. Mr. Krouskup qualifies as an "audit committee financial expert" as defined in SEC rules. We believe Mr. Krouskup's significant experience as an auditor and certified public accountant, give him valuable insight and enable him to make significant contributions as member of our Board.
Anita Gentle Newcomb—Director
Mrs. Newcomb, age 63, serves on the Audit and Risk Committee.  Ms. Newcomb has served on our Board of Directors since 2014.  Her experience spans over three decades in the financial services industry as a commercial banker, investment banker, and strategic consultant. She has advised numerous banks and financial services companies on a wide range of corporate development initiatives, from strategic planning, consumer and business banking strategy, and corporate governance best practices, to mutual conversions and valuing and structuring acquisitions. Ms. Newcomb is president of A.G. Newcomb & Co., a financial services consultancy. She also served on the board of the Federal Reserve Bank of Richmond-Baltimore Branch from 2010 through 2015. Ms. Newcomb is a member of the advisory Board of the American Association of Bank Directors' Institute for Bank Director Education. She is also a certified public accountant (inactive). We believe Ms. Newcomb's extensive knowledge of banking, as well as her expertise in strategic planning for community banks, give her valuable insight and enable her to make significant contributions as member of our Board.
Bradley M. Shuster—Director
Mr. Shuster, age 63, serves as Chairman of the Compensation Committee and also serves on the Governance and Nominating Committee. Mr. Shuster has served on our Board of Directors since 1999. He currently serves as Chairman of the board of directors and Chief Executive Officer of NMI Holdings, Inc. and its principal subsidiary, National Mortgage Insurance Corporation, positions he has held since 2012. From 2008 to 2011, Mr. Shuster has held various consulting positions assisting private investors with evaluating opportunities in the insurance industry. Mr. Shuster was an executive of The PMI Group, Inc. from 1995 to 2008, where he served as President of International and Strategic Investments and Chief Executive Officer of PMI Capital Corporation. Prior to that, he served as PMI's Executive Vice President of Corporate Development and Senior Vice President, Treasurer and Chief Investment Officer. Before joining PMI in 1995, Mr. Shuster was a partner at Deloitte, where he served as partner-in-charge of Deloitte's Northern California Insurance Practice and Mortgage Banking Practice. He is a member of the board of directors of McGrath Rentcorp (NASDAQ: MRGC), and serves as a member of its audit and governance committees. We believe Mr. Shuster's experience leading a public company, as well as his service on public company boards and his tenure on our Board, give him valuable insight and enable him to make significant contributions as member of our Board.
Thomas C. Wajnert—Director
Mr. Wajnert, age 74, serves as our Lead Independent Director, Chairman of the Governance and Nominating Committee, and a member of the Compensation Committee. Mr. Wajnert has served on our Board of Directors since 2013. He launched his career in 1968 with US Leasing, a NYSE-listed company. For over 40 years, Mr. Wajnert has navigated the changing currents of the equipment leasing industry and built an impressive list of accomplishments, including serving as Chief Executive Officer and Chairman of AT&T Capital Corporation, an international, full-service equipment leasing and commercial finance company, from 1984 to 1996. Mr. Wajnert also has extensive public company board experience at Reynolds American as Chairman and Solera, UDR, Inc., NYFIX, and JLG Industries as a director. Mr. Wajnert also serves on the board of International Finance Group, one of the largest privately owned P&C insurance companies in the U.S. For many years he served as a Trustee of Wharton's Center for Financial Institutions. We believe Mr. Wajnert's substantial experience in leadership of public companies, both as an executive and a director, give him valuable insight and enable him to make significant contributions as member of our Board.

Recommendation
The Board of Directors recommends that the shareholders vote "FOR" each of the nominees for director.
Our controlling shareholders currently own a number of shares of common stock sufficient to elect all of the members of the Board without the approval of any other shareholder.

CORPORATE GOVERNANCE
We are committed to strong and effective corporate governance, which is essential to running our business efficiently and maintaining high standards of integrity. We regularly review our corporate governance policies and practices to ensure that we are adhering to best practices. We enhance our policies and procedures when required or when our Board of Directors determines that it would benefit us and our shareholders.
The Board of Directors and Risk Oversight
The Board of Directors has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. While our full Board maintains the ultimate oversight responsibility for the Company's risk oversight process, its three standing committees oversee management of certain enumerated risks as set forth in committee descriptions below. Senior management reports to Board or the appropriate committee of the Board on risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.
Committees of our Board of Directors
Our Board of Directors maintains the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established three permanent committees: the Audit and Risk Committee, the Compensation Committee, and the Governance and Nominating Committee. These committees of our Board of Directors also perform the same functions for the Bank. Our Board has adopted written charters for each committee, which are available at https://ir.lutherburbanksavings.com/corporate-governance/governance-overview. Information that is presented or hyperlinked on our website is not incorporated by reference into this Proxy Statement. As necessary from time to time, special committees may be established by our Board of Directors to address certain issues. The following table shows the current composition of each of the committees of our Board of Directors and the number of times each committee met during 2017:

Name	Audit and Risk	Compensation	Governance and Nominating
Victor S. Trione
John G. Biggs
John C. Erickson	X	X
Jack Krouskup	C		X
Anita Gentle Newcomb	X
Bradley M. Shuster		C	X
Thomas C. Wajnert		X	C
Number of Meetings in 2017	8	5	9

C = Committee Chair
Audit and Risk Committee
Our Audit and Risk Committee consists of Mr. Krouskup (Committee Chair), Ms. Newcomb and Mr. Erickson. Our Audit and Risk Committee is responsible for, among other things: monitoring the integrity of, and assessing the adequacy of, our financial statements, the financial reporting process and our system of internal accounting and financial controls; selecting our independent public accounting firm and assessing its qualification, independence and performance; monitoring the internal audit function; reviewing and, if appropriate, pre-approving all audit and permissible non-audit services performed by the independent accounting firm; assisting our Board in ensuring compliance with laws, regulations, policies and procedures; overseeing the effectiveness of the Company's enterprise risk management structure and systems; and reviewing and, if appropriate, approving related party transactions. The Audit and Risk Committee has the authority to retain special counsel and other advisers to assist in carrying out its responsibilities.

At least once per year, our Audit and Risk Committee meets privately with each of our independent registered public accounting firm, management and our internal auditors.
Our Board of Directors has affirmatively determined that each of Mr. Krouskup, Ms. Newcomb, and Mr. Erickson satisfy the requirements for independence as an audit committee member and that all satisfy the requirements for financial literacy under the rules and regulations of the NASDAQ Stock Market ("NASDAQ") and the SEC.  Mr. Krouskup qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of NASDAQ.
Compensation Committee
Our Compensation Committee consists of Mr. Shuster (Committee Chair), Mr. Erickson, and Mr. Wajnert, each of whom is a nonemployee member of our board of directors. The committee is responsible for, among other things, reviewing and approving compensation arrangements with our Chief Executive Officer and other executive officers; administering equity and incentive compensation plans; and reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee has the authority to retain special counsel and other advisers to assist in carrying out its responsibilities. Please see "Executive Compensation" Section for more information regarding the Company's compensation philosophy and process, including the use of an independent compensation consultant.
Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the rules and regulations of NASDAQ and the SEC and as a “non-employee director” for purposes of Rule 16b‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Governance and Nominating Committee
Our Governance and Nominating Committee consists of Mr. Wajnert (Committee Chair), Mr. Krouskup, and Mr. Shuster. The committee is responsible for, among other things, identifying and recommending to our Board of Directors qualified individuals to become directors; nominating candidates for election to our Board; advising our Board with respect to the roles and composition of committees; overseeing the evaluation of our Board; assisting our Board in establishing and maintaining effective corporate governance practices; periodically evaluating our Board and committees and providing recommendations to help them function more effectively; advising the Board on director compensation; and periodically reviewing the succession plan for the CEO and other executive officers. The Governance and Nominating Committee has the authority to retain special counsel and other advisers to assist in carrying out its responsibilities.
Our Board of Directors has determined that each member of our Governance and Nominating Committee meets the requirements for independence under the rules and regulations of NASDAQ.
Director Independence
Our Board of Directors has evaluated the independence of its members based upon the rules of NASDAQ. Applying these standards, our Board of Directors has affirmatively determined that each of Mr. Erickson, Mr. Krouskup, Ms. Newcomb, Mr. Shuster, and Mr. Wajnert is an independent director, as defined under the applicable rules.
Controlled Company Status
We are a "controlled company" within the meaning of the corporate governance standards of NASDAQ because trusts established for the benefit of the Chairman of our Board, Mr. V. Trione, his brother, Mr. Mark Trione and his wife Catherine, and each of the adult children of Messrs. Trione (collectively, "Trione Family Trusts"), control more than 50% of the outstanding shares of our common stock. If they vote in the same manner, they have the ability to determine the outcome of all matters put to a shareholder vote, including the election of directors. So long as the Trione Family Trusts continue to own a majority of our outstanding stock we will remain a "controlled company." Under the NASDAQ rules, a controlled company may elect not to comply with certain corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and to have board-level compensation and nominating and corporate governance committees consisting entirely of independent directors. We do not currently rely on any of the corporate governance exemptions available to a controlled company.

Board Leadership Structure
Our Corporate Governance Principles currently provide that the role of Chair may be held by the Chief Executive Officer or another director, as the Board determines is appropriate. Our Corporate Governance Principles also provide that if the Chair is not an independent director, the independent directors will select a Lead Independent Director from among the independent directors serving on the Company's Board.
Currently, the roles of Chair and CEO are separate, a structure which our Board of Directors has determined is in the best interests of our shareholders at this time. Mr. Trione serves as Chairman of the Board of Directors and Mr. Biggs serves as our President and CEO. Mr. Biggs also serves as a member of our Board of Directors.
We also have a Lead Independent Director elected annually by a majority of independent directors. Mr. Wajnert currently serves as the Lead Independent Director. The Lead Independent Director has broad responsibility and authority, including to:

•	preside at all meetings of the Board at which the Chair is not present, including the executive sessions of the independent directors, and apprise the Chair of issues considered and decisions reached;

•	call additional meetings of independent directors;

•	facilitate communication and serve as a liaison between the independent directors and the Chair and the CEO;

•	advise the Chair of the Board's informational needs;

•	consult with the Chair, the CEO and the Corporate Secretary on the agenda for Board meetings and on the need for special meetings of the full Board;

•	communicate, together with the Chair of the Compensation Committee, to the CEO the results of the evaluation of his or her performance;

•
oversee, in conjunction with the Governance and Nominating Committee, the evaluation process of individual directors and meet with any director who may not be adequately performing his or her duties as a member of the Board or of any Board committee;

•	consult with the Chair on matters relating to management effectiveness and Board performance; and,

•	perform such other duties as the independent directors may from time to time designate.

Our Board has determined that its current structure, with bifurcated Chairman and CEO roles and a Lead Independent Director, is in the best interests of the Company and its stockholders at this time. A number of factors support the leadership structure chosen by the Board, including, among others: (i) the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman; (ii) this governance structure promotes balance between the Board's independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis; and (iii) this structure is enhanced by the effective oversight and independence of the majority of our Board and the independent leadership provided by our Lead Independent Director and independent committee chairs.
Board Meetings and Attendance
The Board of Directors meets at least quarterly at regularly scheduled meetings. Directors are expected to attend and participate in all meetings of the Board of Directors and any committees of which such director is a member. Directors must be willing to devote sufficient time, energy and attention to properly discharging their duties and responsibilities to the Company and the Board effectively. All directors serving on the Board as of April 2017 attended the 2017 Annual Meeting of Shareholders. Director attendance at the 2018 Annual Meeting is not required. Nomination for re-election is subject to the recommendation of the Governance and Nominating Committee, which may consider exceptions to our attendance policy for excusable absences.
Independent directors will meet in executive session, with no members of management and no non-independent directors present, at least annually. Mr. Wajnert, the Lead Independent Director, presides at all executive sessions of independent directors.
During 2017, the Board of Directors met on thirteen occasions. In 2017, each of our current directors attended all meetings of the Board of Directors and committees of the Board of Directors on which he or she served during the period in which he or she served.

Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles, which, in conjunction with our committee charters, set forth the framework within which our Board of Directors, assisted by Board committees, direct the affairs of the Company. Our Corporate Governance Principles address, among other things, the composition and functions of our Board of Directors, director independence, management succession and review, Board committees, Board of Directors and committee evaluation processes and selection of new directors. The Board of Directors believes such principles to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance.
Code of Ethics and Business Conduct
Our Board of Directors has adopted a Code of Ethics and Business Conduct, or Code of Ethics, governing all of our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and other employees. The Code of Ethics covers compliance with law, fair and honest dealings with us, with competitors and with others, fair and honest disclosure to the public, conflicts of interest, confidentiality of nonpublic information, and procedures for ensuring accountability and adherence to the Code of Ethics. The Code of Ethics is available on our website at https://ir.lutherburbanksavings.com/corporate-governance/governance-overview. We expect that any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by NASDAQ rules.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee (i) is or has ever been an employee of the Company or our Bank, (ii) was, during the last completed fiscal year, a participant in any related party transaction requiring disclosure under “Certain Relationships and Related Party Transactions,” other than deposit transactions in the ordinary course of the Bank's business on substantially the same terms as provided to non-related parties, or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.
Director Nominations
The Governance and Nominating Committee is responsible for the process relating to director nominations, including, in consultation with the Chairman of the Board and the CEO, identifying, reviewing and selecting individuals who may be nominated for election to the Board of Directors. Pursuant to its charter and our Corporate Governance Guidelines, the Governance and Nominating Committee considers various criteria in its identification, review and selection of potential director nominees, including individual integrity, independence, forthrightness, sound judgment, analytical skills, experience in areas of importance to the Company, a commitment to the interests of the Company's shareholders, and commitment to devote the necessary time and attention to the Company's affairs. The criteria for selecting new directors also reflects the requirements of NASDAQ. As set forth in our Corporate Governance Principles, the Governance and Nominating Committee seeks to achieve a mix of directors with diverse skills, backgrounds and experience. In addition, the Governance and Nominating Committee endeavors to achieve a mix of relatively newer and longer tenured directors. The Governance and Nominating Committee and the Board do not believe the Company should establish term or age limits for its directors. Although such limits could help ensure that there are fresh ideas and viewpoints available to the Board of Directors, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board of Directors as a whole. When re-nominating incumbent directors, the Governance and Nominating Committee considers each individual's contributions, including the value of his or her experience as a director of the Company and the Company’s changing needs.
The Governance and Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors. The Governance and Nominating Committee also considers director candidates recommended by shareholders in accordance with the Company Bylaws and provides a process for receipt and consideration of any such recommendations.
Procedure to be Followed by Shareholders.  On an ongoing basis, the Governance and Nominating Committee considers potential director candidates identified on its own initiative as well as candidates referred or recommended to it by other directors, members of management, shareholders and other resources (including individuals seeking to join the Board). Shareholders who wish to recommend candidates may contact the Governance and Nominating Committee in the manner described below under “—Communications with the Board of Directors and Committees.” All candidates are required to meet the criteria outlined above, as well as the director independence and other standards set forth in our Corporate Governance Guidelines and other governing documents, as applicable, as determined by the Governance and Nominating Committee in its sole discretion.
Shareholder nominations must be made according to the procedures required under our Bylaws and described in this Proxy Statement under the heading “Additional Information — How and when may I submit a shareholder proposal for the 2019 Annual Meeting?” The Governance and Nominating Committee strives to evaluate all prospective nominees to the Board of Directors in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a shareholder, the Governance and Nominating Committee, another board member or members of management. However, the Governance and Nominating Committee may request additional steps in connection with the evaluation of candidates submitted by shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management. The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a shareholder and, as a result of that process, will decide whether to recommend a candidate for consideration by the full Board.
Communications with the Board of Directors and Committees
We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors or with a committee of the Board of Directors.  Such parties can contact our Board of Directors or a committee by sending written correspondence by mail to:
Luther Burbank Corporation
Board of Directors
c/o Corporate Secretary
1500 Rosecrans Avenue, Suite 300
Manhattan Beach, CA 90266

The Corporate Secretary is responsible for reviewing all communications addressed to our Board of Directors or any committee to determine whether such communications require Board or committee review, response or action. Generally, the Corporate Secretary will not forward to the Board of Directors or any committee any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the Corporate Secretary determines that a communication relates to corporate governance or otherwise requires review, response or action by the Board of Directors or any committee, then the Corporate Secretary will immediately send a copy of such communication to each director serving on the Board of Directors or on the applicable committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Banking Transactions
Our Bank does not make loans to, nor does it have any outstanding loans to, directors, executive officers, principal shareholders or their related interests ("Insiders"). Our Bank has deposit relationships with some of our Insiders. These deposit relationships are in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to us.
Policies and Procedures Regarding Related Party Transactions
Transactions by us with related parties are subject to formal written policies, as well as regulatory requirements and restrictions. These requirements include Sections 23A and 23B of the Federal Reserve Act and Regulation W, 12 C.F.R. 223, which govern certain transactions by us with our affiliates, and Regulation O, 12 C.F.R. 215, which governs certain extensions of credit by us to our Insiders. The Audit and Risk Committee reviews and, if appropriate, approves any related party transactions.
Related Party Transactions
The following is a description of transactions during the fiscal year ended December 31, 2017 in which we have participated and in which one or more of our Insiders had a direct or material interest. Each of these transactions was approved by our Board or a Board committee.
Non-taxable distribution of S Corporation Earnings
In connection with our IPO and the termination of our status as an S Corporation, we paid a cash distribution to the Trione Family Trusts in the amount of approximately $38.1 million, which amount was funded with proceeds from the initial public offering and represented a significant portion of our S Corporation earnings that had previously been taxed to our controlling shareholders, but not distributed to them.
Tax Sharing Agreement

Prior to our IPO, we were an S Corporation for U.S. federal income tax purposes. While we were an S Corporation, our shareholders ("S Corp. Shareholders"), which include the Trione Family Trusts, were taxed on our income as individuals. Therefore, our S Corp. Shareholders received certain distributions ("tax distributions") from us that were generally intended to equal the amount of tax our S Corp. Shareholders were required to pay with respect to our income. In connection with our IPO, our S Corporation status was terminated and we thereafter became subject to federal and increased state income taxes. In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that our S Corp. Shareholders would be liable for additional income taxes for those prior periods. Therefore, we entered into an S Corp. Termination and Tax Sharing Agreement ("Tax Sharing Agreement") with our S Corp. Shareholders. Pursuant to this agreement, upon our filing of any tax return (amended or otherwise), in the event of any restatement of our taxable income pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment we may be required to make a payment to our S Corp. Shareholders in an amount equal to our S Corp. Shareholders' incremental tax liability, which amount may be material. In addition, we will indemnify our S Corp. Shareholders with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the assumption that our S Corp. Shareholders are taxed at the highest rate applicable to married individuals filing jointly for the relevant periods. We will also indemnify our S Corp. Shareholders for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, our S Corp. Shareholders will indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in our S Corp. Shareholders' taxable income for any tax period and a corresponding increase in our taxable income for any period.

No payments were made by us to the S Corp. Shareholders or by the S Corp. Shareholders to the Company in 2017 pursuant to the Tax Sharing Agreement. In the first quarter of 2018, we made a payment of approximately $5.2 million under the Tax Sharing Agreement in connection with a reconciliation and filing of our final tax return as an S Corporation as of November 30, 2017. We are not aware of any events that would reasonably be expected to result in payments under the Tax Sharing Agreement in future periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of the Record Date by:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Directors
John G. Biggs (3)	56,933	*
John C. Erickson (4)	15,862	*
Jack Krouskup (5)	43,376	*
Anita Gentle Newcomb (6)	37,574	*
Bradley M. Shuster (7)	28,176	*
Victor S. Trione (8)	11,000,000	19.4%
Thomas C. Wajnert (9)	49,075	*
Named Executive Officers Who Are Not Directors
Liana Prieto (10)	79,260	*
Laura Tarantino (11)	103,984	*
All Directors and Executives as a Group (16 persons) (12)	11,589,236	20.4%
5% Shareholders Who Are Not Directors
Victor Henry David Trione Trust (13)	10,500,000	18.5%
Madelyne Victoria Trione Trust (13)	10,500,000	18.5%
Mark H. Trione and Catherine L. Trione Trust (14)	4,220,000	7.4%
John Francis Hamann, not individually but solely as Trustee (15)	24,780,000	43.7%
Theodore A. Hellman, not individually but solely as a Trustee (15)	24,780,000	43.7%

* Indicates one percent or less.
(1) Unless otherwise noted, the address for each shareholder listed in the table above is: c/o Luther Burbank Corporation, 520 Third Street, 4th floor, Santa Rosa, CA 95401.
(2) We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, to our knowledge, each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
(3) Includes shares owned by Mr. Biggs, or entities he controls, and members of his family, including 50,886 restricted stock units which have vested but are subject to a deferral election. Does not include 461,610 restricted stock units that will remain subject to vesting more than 60 days after the Record Date.
(4) Represents 15,862 shares of restricted stock of which Mr. Erickson has voting control.
(5) Includes shares owned by Mr. Krouskup including (i) 15,862 shares of restricted stock of which Mr. Krouskup has voting control and (ii) 12,792 restricted stock units which have vested but are subject to a deferral election.
(6) Includes shares owned by Ms. Newcomb including (i) 15,862 shares of restricted stock of which Ms. Newcomb has voting control and (ii) 5,953 restricted stock units which have vested but are subject to a deferral election.
(7) Includes shares owned by Mr. Shuster including 15,862 shares of restricted stock of which Mr. Shuster has voting control.

(8) Reported shares held in a revocable trust for the benefit of Mr. Trione, as to which he serves as trustee. Does not include shares held in the Victor Henry David Trust or the Madelyne Victoria Trione Trust, trusts for the benefit of Mr. Trione's adult children, and as to which he disclaims beneficial ownership.
(9) Includes shares owned by Mr. Wajnert including (i) 15,862 shares of restricted stock of which Mr. Wajnert has voting control and (ii) 19,602 restricted stock units which have vested but are subject to a deferral election.
(10) Includes shares owned by Ms. Prieto, or entities she controls, including (i) 67,853 shares of restricted stock of which Ms. Prieto has voting control and (ii) 10,012 restricted stock units which have vested but are subject to a deferral election. Does not include 44,971 restricted stock units that will remain subject to vesting more than 60 days after the Record Date.
(11) Includes shares owned by Ms. Tarantino, or entities she controls, including (i) 73,606 shares of restricted stock of which Ms. Tarantino retains voting control and (ii) 25,727 restricted stock units that have fully vested but have been deferred. Ms. Tarantino shares voting and investment power with respect to 4,651 of these shares. Does not include 37,393 restricted stock units that will remain subject to vesting more than 60 days after the Record Date.
(12) Includes shares owned by our executive officers and directors, or entities they control, including shares of restricted stock of which they retain voting control and any restricted stock units that have fully vested but are subject to a deferral. Does not include any restricted stock units that will remain subject to vesting more than 60 days after the date of this Proxy.
(13) The indicated ownership is based solely upon a Section 13D report filed with the SEC by the beneficial owners on December 12, 2017 reporting beneficial ownership as of December 7, 2017. John Francis Hamann and Theodore A. Hellman, as co-trustees of the Henry David Trione Trust and the Madelyne Victoria Trione Trust, possess the voting and investment power with respect to the securities beneficially owned by these trusts and may be deemed the beneficial owner of such securities. The address for each of the trusts and the trustees is 101 D Street, Santa Rosa, CA 95404.
(14) The indicated ownership is based solely upon a Section 13D report filed with the SEC by the beneficial owners on December 12, 2017 reporting beneficial ownership as of December 7, 2017. Reported shares held in a revocable trust for the benefit of Mr. M. Trione and his wife Catherine L. Trione, as to which they each serve as trustee. The address for Mr. M. Trione and Mrs. Trione is 101 D Street, Santa Rosa, CA 95404. Does not include 1,260,000 shares held in each of three irrevocable trusts for the benefit of their three adult children, and as to which they disclaim beneficial ownership.
(15) The indicated ownership is based solely upon a Section 13D report filed with the SEC by the beneficial owners on December 12, 2017 reporting beneficial ownership as of December 7, 2017. John Francis Hamann and Theodore A. Hellman, as co-trustees of the Henry David Trione Trust, the Madelyne Victoria Trione Trust, The Denise Catherine Trione 1997 Irrevocable Trust, The Sally Patricia Trione 1997 Irrevocable Trust, and the Henry Mark Trione 1997 Irrevocable Trust, possess the voting and investment power with respect to the securities beneficially owned by these trusts and may be deemed the beneficial owner of such securities. The address for each of the trusts and the trustees is 101 D Street, Santa Rosa, CA 95404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. To our knowledge, based solely upon a review of the copies of these reports furnished to us, we are not aware of any required Section 16(a) reports that were not filed on a timely basis for the fiscal year ended December 31, 2017. Copies of filed reports are available on the Company website at https://ir.lutherburbanksavings.com/financial-information/sec-filings.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Name	Age	Position
John G. Biggs	62	President and Chief Executive Officer
Robert Armstrong III	49	Senior Vice President, Director of Business and Online Banking
John A. Cardamone	68	Executive Vice President, Chief Credit Officer
Jose A. Casillas	62	Senior Vice President, Director of Retail Banking
Scott Frazee	53	Senior Vice President, Deputy Chief Credit Officer
Lisa Kepler	57	Senior Vice President, Director of Portfolio Residential Lending
Tammy Mahoney	51	Executive Vice President, Chief Risk Officer
Liana Prieto	38	Executive Vice President, General Counsel and Corporate Secretary
Alexander Stefani	38	Senior Vice President, Director of Income Property Lending
Laura Tarantino	52	Executive Vice President, Chief Financial Officer

Robert Armstrong III. Mr. Armstrong currently serves as Senior Vice President, Director of Business and Online Banking, a position he has held since joining the Bank in January 2016. He is also a member of the Bank's Executive Committee. Mr. Armstrong is responsible for expanding the Bank's deposit offerings and creating greater access to its products and services, including deposit generation across commercial and consumer online banking platforms, as well as business banking activities. Prior to joining us, Mr. Armstrong served as Senior Vice President of Business Banking at BofI Federal Bank from 2013 to 2015 and a Senior Partner at Cappetta Capital from 2010 to 2013. Mr. Armstrong's background also includes positions as CEO/President of San Diego Private Bank, Market President at US Bank and Managing Director at Bank of America. Mr. Armstrong holds a B.S. in Economics from University of California, Los Angeles.

John A. Cardamone. Mr. Cardamone joined the Bank as Chief Credit Officer in 2014. He oversees the Bank's credit and special assets activities as well as loan operations; he is also a member of the Bank's Executive Committee. Prior to joining the Bank, Mr. Cardamone served as a Senior Vice President & Divisional Credit Manager - Commercial Real Estate at Bank of the West from 2008 until 2014, Chief Credit Officer at GreenPoint Mortgage, Senior Vice President - Global Risk Management at GE Capital's Mortgage Insurance Unit and Managing Director and Chief Credit Officer at the Federal Home Loan Bank of San Francisco. Mr. Cardamone holds an M.B.A. in Finance from The Wharton School at the University of Pennsylvania, an M.B.A. in Management from St. Mary's College and a B.B.A. in Business Statistics from Temple University.

Jose A. Casillas. Mr. Casillas joined the Bank in 2006, bringing with him more than four decades of experience in creating and delivering value to shareholders, employees, and customers. As Senior Vice President, Director of Retail Banking, Mr. Casillas oversees all functions of our retail branches, including customer service, sales, operations, marketing, security, and brand integrity. He has also been responsible for selecting and opening eight new or relocated branch facilities and two corporate offices. Prior to joining the Bank, Mr. Casillas served as Senior Vice President - Retail Banking at Hawthorne Savings and Bank, Vice President and Regional Manager at Downey Savings Bank and as Branch Manager at American Savings and Home Savings and Loan.

Scott Frazee. Mr. Frazee joined the Bank in 2014 as Senior Vice President of Lending Operations and was promoted to Deputy Chief Credit Officer in 2016. In his role, Mr. Frazee supervises the Bank's credit and lending operations staff for both the Income Property Lending and Portfolio Residential Lending divisions, and supports the Chief Credit Officer on credit policy and other credit administrative responsibilities. Prior to joining the Bank, Mr. Frazee served as Senior Vice President of CRE Underwriting/Commercial Loan Fulfillment at Opus Bank from 2012 to 2014; as Senior Vice President of CRE Origination/Portfolio Management at OneWest Bank from 2010 to 2012; as a National Lending Operations Manager at Washington Mutual/Chase Bank, N.A., from 2003 to 2010; as Senior Vice President of Risk Management at Southern Pacific Bank from 2000 to 2002; and as a commissioned FDIC examiner from 1993 to 2000. Mr. Frazee served four years in the U.S. Army and holds a B.A. in Business Administration from San Diego State University.

Lisa Kepler. Ms. Kepler has an extensive background in mortgage lending with over 25 years of experience. She joined the Bank as a Wholesale Account Executive in 2013, covering the State of Washington, and was promoted to her current role in 2016. As Senior Vice President, Director of Portfolio Residential Lending, Ms. Kepler is responsible for wholesale residential loan production and accountable for managing loan production to achieve desired loan volume, product mix, and loan quality. Before joining the Bank, Ms. Kepler originated retail mortgages at Wells Fargo from 2012 to 2013 and at The Legacy Group from 2010 to 2012. Prior to her retail experience, her focus was in wholesale lending, as Regional Vice President at Washington Mutual, Bank of America, and Ohio Savings Bank. Ms. Kepler has held a number of diverse positions throughout her career from loan processing, funding and account management to overseeing loan originations across the Western U.S.

Tammy Mahoney. Ms. Mahoney joined the Bank as Chief Compliance Officer in early 2016 and was appointed Chief Risk Officer later that year. In her role, Ms. Mahoney oversees the Bank's compliance, internal audit and risk management functions, including information security and project management; she is also a member of its Executive Committee. Prior to joining the Bank, Ms. Mahoney served as Senior Vice President of Enterprise Risk and Compliance at Opus Bank from 2011 through 2015; as Director, Risk Advisory Services as KPMG from 1995 to 2004; and as Associate National Bank Examiner with the Officer of the Comptroller of the Currency. A Certified Regulatory Compliance Manager and Certified Internal Auditor, Ms. Mahoney holds a B.S. in Business Administration - Finance from San Diego State University.

Liana Prieto. Ms. Prieto serves as Executive Vice President, General Counsel and Corporate Secretary of the Company and Bank. In this role she is responsible for leading a team of legal, human resources, Bank Secrecy Act, fair and responsible banking and third party risk management professionals. She is also a member of the Bank's Executive Committee. Prior to joining the Bank in 2014, Ms. Prieto served as Associate and then Counsel at Buckley Sandler LLP from 2009 to 2014, and as a trial attorney in the Enforcement & Compliance Division of the Office of the Comptroller of the Currency. Ms. Prieto holds a J.D. from Fordham University School of Law and a B.A. from Georgetown University.

Alexander Stefani. In December 2017, Mr. Stefani was promoted to Director of Income Property Lending and is now the senior manager of the Bank's commercial real estate lending channel. His responsibilities include overseeing business development, market diversification and product type strategy. Mr. Stefani has held a number of roles with the Bank since joining in 2004, including loan underwriter and loan officer. From 2011 until his recent promotion, Mr. Stefani served as the Underwriting Manager of the Income Property Lending Department. Mr. Stefani holds an M.A. in Political Science from San Francisco State University and a B.A. in Political Science from Sonoma State University.

Laura Tarantino. Ms. Tarantino serves as Executive Vice President, Chief Financial Officer of the Company and Bank, a position she has held since 2006. In this role, she oversees all aspects of financial reporting including strategic planning, asset/liability management, taxation and regulatory filings. She is also a member of the Bank's Executive Committee. Ms. Tarantino has over 25 years of experience with the Bank, having joined as Controller in 1992. She previously served as Audit Manager for KPMG LLP, San Francisco specializing in the financial services industry. In addition to her role at the Company, Ms. Tarantino has served as an audit committee member for the Santa Rosa Council on Aging since 2012. Ms. Tarantino is a CPA (inactive) and holds a B.S. in Business Administration - Finance & Accounting with summa cum laude honors from San Francisco State University.

Board of Directors

Name	Age	Position
John G. Biggs	62	President, Chief Executive Officer and Director
John C. Erickson	56	Independent Director
Jack Krouskup	68	Independent Director
Anita Gentle Newcomb	63	Independent Director
Bradley M. Shuster	63	Independent Director
Victor S. Trione	70	Chairman of the Board
Thomas C. Wajnert	74	Lead Independent Director

Please see "Proposal 1 - Election of Directors" for the biographical information of our directors.

EXECUTIVE COMPENSATION

We are providing executive compensation disclosure that satisfies the requirements applicable to “emerging growth companies,” as such term is defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our "named executive officers".
Summary Compensation Table
The following table sets forth information regarding the compensation earned by or paid or awarded to each of our named executive officers during 2017 and 2016.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (1)(2)	Nonequity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
John G. Biggs	2017	$604,904	$2,800,009	$600,000	$765,399	$222,085	$4,992,397
President and Chief Executive Officer	2016	550,000	1,000,000	412,500	1,249,987	175,375	3,387,862
Liana Prieto	2017	375,000	540,005	375,000	-	29,231	1,319,236
EVP, General Counsel and Corporate Secretary	2016	340,000	204,000	225,000	-	29,214	798,214
Laura Tarantino	2017	325,000	627,101	325,000	209,434	35,101	1,521,636
EVP, Chief Financial Officer	2016	290,000	174,000	200,000	138,369	34,687	837,056

(1) The amounts represent the aggregate grant date fair value of restricted stock awards and restricted stock units, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. Refer to Note 15 — Stock Based Compensation to the consolidated audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. For more information regarding our long-term equity incentive plan and the grants of these awards, see discussion under the caption “Narrative Discussion of Summary Compensation Table — Equity Incentive Compensation” below.

(2) The 2017 restricted stock awards and restricted stock units were granted pursuant to the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan. The 2016 awards were phantom stock awarded pursuant to the 2001 Luther Burbank Corporation and Subsidiaries Phantom Stock Plan ("Phantom Stock Plan"). In connection with our IPO, all outstanding awards of phantom stock awarded to our named executive officers pursuant to the Phantom Stock Plan were converted into awards of restricted stock units, on a share for share basis which have the same vesting as the original phantom stock awards. The restricted stock units awarded in 2017 to our named executive officers as a result of the conversion of phantom stock are not included in the listed 2017 compensation.

(3) The amounts listed in this column reflect the dollar amounts of annual cash incentive awards paid to our named executive officers.  For more information regarding annual cash incentive awards paid to our named executive officers, see the discussion under the caption “Narrative Discussion of Summary Compensation Table — Non Equity Incentive Compensation” below.

(4) Represents the value of the increase in the named executive officer's accumulated benefit under the Salary Continuation Agreement with the named executive officer. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. For more information regarding salary continuation agreements with Mr. Biggs and Ms. Tarantino, see discussion under the caption “Narrative Discussion of Summary Compensation Table — Equity Incentive Compensation” below.

(5) Other compensation consisted of the following items:

Name	Year	Director Fees	Auto Expense (1)	Insurance Premiums and HSA Contribution	401(k) Matching Contributions	Cell Phone Reimbursement	Housing Allowance and Spousal Travel Reimbursement
John G. Biggs	2017	$50,000	$51,745	$19,327	$10,800	$2,278	$87,935
	2016	50,000	3,999	19,480	10,600	2,699	88,627
Liana Prieto	2017	—	—	17,501	10,800	930	—
	2016	—	—	17,609	10,600	1,005	—
Laura Tarantino	2017	—	—	23,480	10,800	821	—
	2016	—	—	23,730	10,600	357	—

(1) In connection with our IPO, the Compensation Committee, in consultation with an independent compensation consultant, reviewed our executive compensation program. Following this review, we entered into a revised employment agreement with our CEO. In connection with execution of this new employment agreement, the Company transferred title to an automobile purchased by the Bank in 2014 for the exclusive use of the CEO. The automobile had an estimated fair value at the time of transfer of $50,000.

Narrative Discussion of Summary Compensation Table

We have compensated our named executive officers through a combination of base salary, annual cash incentive awards, long-term equity incentive compensation and other benefits including perquisites. Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of the Company, and together function as a leadership team responsible for the success of the organization.

Compensation Philosophy

The objectives of our compensation practices are to attract and retain highly qualified executives, motivate and reward those executives for managing and improving the operations of the Company while prudently controlling risks, and align the interests of our executives with the interests of our shareholders long-term. Our goal is to pay within a competitive range of the overall market for executive talent for similarly-sized regional banks, although we do not manage to a specific percentile of market when making executive pay decisions.

Base Salary. The base salaries of our named executive officers are reviewed and approved by the Compensation Committee. In establishing base salaries, the Compensation Committee has relied on external market data. In addition to considering the information from such sources, the board has considered:

•	each officer's scope of responsibility;

•	each officer's years of experience;

•	the types and amount of the elements of compensation to be paid to each officer;

•
our financial performance and performance concerning other aspects of our operations, such as our growth, asset quality, profitability, risk management and other matters, including the status of our relationship with the banking regulatory agencies; and

•	each officer's individual performance and contributions to our performance, including leadership and teamwork.

Equity Incentive Compensation. Our named executive officers are eligible to receive annual equity awards under the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan. These awards are intended to recognize and reward those officers who contribute meaningfully to our performance for the year. Generally, payment of an award is contingent upon our overall performance, including the satisfaction of minimum Company performance metrics set by the Compensation Committee, and upon individual performance. The amount of the awards is subject to the discretion of the Compensation Committee each year as to what amounts are payable.

Non-Equity Incentive Compensation. Our named executive officers are eligible to receive annual cash awards. These awards are intended to recognize and reward those officers who contribute meaningfully to our performance for the year. Generally, payment of an award is contingent upon our overall performance, including the satisfaction of minimum Company performance metrics set by the Compensation Committee, and upon individual performance. For the named executive officers, a target bonus is set by contract. The amount of the awards is subject to the discretion of the Compensation Committee each year as to what amounts are payable.

Phantom Stock. Under our Phantom Stock Plan, adopted as of January 1, 2011, our executive officers and directors were eligible to receive shares of phantom stock, which would result in the recipient being paid in cash a value equal to the book value of the Company plus discretionary dividends paid since December 31, 2010, divided by the total number of shares outstanding. In connection with the Company's IPO, all outstanding awards of shares of phantom stock were converted into awards of restricted stock units, on a share by share basis which have the same vesting schedules as the original phantom stock awards. A total of 649,377 restricted stock units were issued as a result of this conversion. The Company does not intend to make any additional awards pursuant to the Phantom Stock Plan.

401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2016 and 2017, may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and as such make matching contributions of up to 100% of employee salary contribution deferrals up to 3% of pay, plus 50% of employee salary contribution deferrals from 3% to 5% of pay for each payroll period, subject to a cap of $10,800 for any employee in 2017 and $10,600 in 2016. An employee must contribute to receive the matching contribution.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including health, dental, vision, disability and basic group life insurance coverage. Our named executive officers are entitled to life insurance in an amount equal to twice their base salaries, subject to a maximum coverage of $500,000. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

Perquisites. We provide our executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee will periodically review the levels of perquisites and other personal benefits provided to our executive officers. Based on these periodic reviews, perquisites may be awarded or adjusted on an individual basis.

Role of Executive Officers. The Chairman and CEO make recommendations to the Compensation Committee regarding the compensation of the Company's executive officers. The Chairman makes recommendations to the Compensation Committee regarding the compensation of the Company's CEO. The CEO is not present during voting or deliberation regarding his own compensation.
Role of Independent Compensation Consultant. To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisers, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisers or consultants. During 2017, the Compensation Committee engaged Semler Brossy as its independent compensation consultant to review of the Company’s executive compensation program for 2017. Semler Brossy also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements.
The Compensation Committee considered whether there were any conflicts of interest created by its engagement of Semler Brossy to provide compensation consulting services in 2017. Its consideration focused on (i) the fact that Semler Brossy does not provide any services to the Company other than compensation consulting services to the Compensation Committee, (ii) the conflicts of interest policies and procedures of the Company and of Semler Brossy, (iii) the lack of any relationships between Semler Brossy and members of our Board of Directors, (iv) our common stock that is owned by Semler Brossy and its employees and (v) the lack of any relationships between Semler Brossy and any of our executive officers. Semler Brossy serves as the independent Compensation Consultant for NMI Holdings, Inc., a company of which the Chair of our Compensation Committee is Chairman and CEO. The Chair of our

Compensation Committee does not serve on the Compensation Committee of NMI Holdings, Inc. Our Compensation Committee was aware of the engagement of Semler Brossy by NMI Holdings, Inc. and determined that this arrangement did not preclude Semler Brossy from acting as an independent compensation consultant to the committee. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to Semler Brossy or its engagement by the Compensation Committee.

Employment Agreements

We have employment agreements with each of our named executive officers, and a salary continuation agreement with Mr. Biggs and Ms. Tarantino.

Mr. Biggs. Mr. Biggs' employment agreement, effective as of December 7, 2017, has an initial three-year term with automatic one-year renewal periods thereafter, unless Mr. Biggs or the Company provides notice of non-renewal at least 60 days prior to the next renewal date. Under his employment agreement, Mr. Biggs is entitled to a base salary of $785,000 for 2018. Mr. Biggs is eligible to earn annual bonuses, in amounts determined by the Compensation Committee, subject to typical and reasonable performance measures as the Compensation Committee may determine. The target bonus is 75% of base salary. Mr. Biggs is entitled to participate in the Omnibus Plan and all other benefit plans or programs generally available to senior executives of the Company, a salary continuation agreement, and a bank paid life insurance policy.

Mr. Biggs may terminate employment at any time with or without "good reason," as defined in the employment agreement. The Company can terminate the employment agreement at any time, with or without "cause," as defined in the employment agreement. In the event we terminate the employment agreement with Mr. Biggs without cause or Mr. Biggs resigns for good reason, Mr. Biggs would be entitled to payment for accrued but unused vacation time, and subject to execution and non-revocation of a release of claims, payment of base salary for two years, a prorated bonus for the period worked in the current year, the cost of continuation of medical coverage under COBRA for two years, and immediate vesting of all unvested equity based awards. In the case of termination within one year of a change in control, Mr. Biggs would be entitled to the same payments and benefits described above, subject to the same terms and conditions, provided, however, Mr. Biggs would be entitled to the full amount of his target bonus for the current year instead of a prorated bonus. In the event of death, disability, or voluntary retirement on or after January 1, 2019, Mr. Biggs or his heirs would be entitled to accrued compensation and benefits and immediate vesting of all unvested equity based awards. In the event of death or total disability prior to December 31, 2018, Mr. Biggs or his heirs would also be entitled to receive continued payment of his base salary through the end of 2018.

Ms. Prieto and Ms. Tarantino. Ms. Prieto and Ms. Tarantino are each part to employment agreements, dated as of August 1, 2016, having an initial three-year term expiring on August 1, 2019, with automatic one-year renewal periods thereafter unless Ms. Prieto or Ms. Tarantino or the Company provides notice of non-renewal at least 60 days prior to the next renewal date. Ms. Prieto has a base salary for 2018 of $393,750, subject to review at least annually. Ms. Tarantino has a base salary for 2018 $357,500, subject to review at least annually. Under their agreements, Ms. Prieto and Ms. Tarantino are each eligible to earn annual discretionary bonuses, in amounts determined by the Compensation Committee, subject to the achievement of the Company's performance goals and individual performance goals. The target bonus is between 50% and 100% of base salary. Ms. Prieto and Ms. Tarantino are entitled to participate in the Omnibus Plan and all other benefit plans or program generally available to similarly situated employees of the Bank. The employment agreements may be terminated at any time by the executive, with our without "good reason," as defined in the employment agreement, subject to the Bank's right to cure. The Bank can terminate the employment agreement with the named executive at any time, with or without "cause," as defined in the employment agreement.

In the event that Ms. Prieto's or Ms. Tarantino's employment is terminated by the Company without cause or by the named executive officer with good reason, the named executive would be entitled to a prorated bonus for the period worked in the current year, continuation of all group employee benefits until the end of the term, and payment for the remainder of the term, or in the alternative, a one-time severance payment equal to two times the sum of the base salary and cash incentive bonus paid in the prior year, whichever is greater. The named executive officers would also become fully vested in all unvested equity awards. Ms. Prieto and Ms. Tarantino would not receive any payment or benefits for a termination following a change in control beyond the severance payments described above. In the event of death or disability of Ms. Prieto or Ms. Tarantino, a one-time payment of 90 days base salary, offset by certain Bank-sponsored disability benefits, is payable. Additionally, upon death or disability, per the terms of the applicable award agreements, all unvested equity awards would vest immediately.

Confidentiality and Restrictive Covenants. Under the employment agreements, each of the named executive officers agrees to maintain the confidentiality of confidential information, including customer non-public information and the Company's confidential information. In addition, each of the named executive officers is subject to employee and customer non-solicitation covenants. The non-solicitation restrictions apply for the duration of employment and following termination for a period of 24 months for Mr. Biggs, and for a period of 6 months for Ms. Prieto and Ms. Tarantino.

Salary Continuation Agreements. We have also entered into salary continuation agreements with Ms. Tarantino and Mr. Biggs. We account for these agreements as a deferred compensation arrangement and the obligation is unsecured and unfunded. Ms. Tarantino's benefit is fixed at 80% of base salary in the year in which she separates from service with the Company, payable for 20 years. On November 6, 2017, we entered into a Second Amendment to Mr. Biggs' salary continuation agreement that changes the amount of his retirement benefit to 80% of the amount determined by subtracting $135,000 from his base salary in the year in which he separates from service. The full amount of the award is payable if the named executive officer's service terminates other than for cause, in the event of death, or a termination of service without cause within 36 months after a change in control of the Company. In the event of termination for cause, as defined in the salary continuation agreement, no benefit shall be awarded.

Equity Compensation Plan Information

The following table presents information as of March 1, 2018, relating to the 2017 Omnibus Plan, pursuant to which the Company may grant equity incentive awards to acquire shares of its common stock from time to time. The 2017 Omnibus Plan was approved by the Company's stockholders on August 28, 2017. The Company does not maintain any equity incentive plans that have not been approved by the Company's stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	—	—	2,558,839

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding outstanding stock awards held by the named executive officers as of December 31, 2017.

Name of Executive	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
John G. Biggs	260,466 (1)	3,136,011
	201,144 (2)	2,421,774
Liana R. Prieto	50,233 (3)	604,805
	54,983 (4)	661,995
Laura Tarantino	58,335 (3)	702,353
	52,128 (5)	627,621

(1) Award of RSUs granted effective December 7, 2017, vests annually in three approximately equal installments beginning on the first anniversary of the grant date.
(2) Represents the number of RSUs awarded to replace shares of phantom stock previously awarded pursuant to the Company's 2011 Phantom Stock Plan. These RSUs vest on December 31, 2018, subject to deferral.
(3) Award of restricted stock granted effective December 7, 2017, vests annually in three approximately equal installments beginning on the first anniversary of the grant date.
(4) Represents the number of RSUs awarded to replace shares of phantom stock previously awarded pursuant to the Company's 2011 Phantom Stock Plan. This amount includes (i) 10,012 RSUs that vested on January 1, 2018; (ii) 18,915 RSUs that vest on January 1, 2019; (iii) 21,666 RSUs that vest on January 1, 2020; and (iv) 4,390 RSUs that vest on January 1, 2021. These awards may be subject to deferral.
(5) Represents the number of RSUs awarded to replace shares of phantom stock previously awarded pursuant to the Company's 2011 Phantom Stock Plan. This amount includes (i) 14,734 RSUs that vested on January 1, 2018; (ii) 15,535 RSUs that vest on January 1, 2019; (iii) 18,114 RSUs that vest on January 1, 2020; and (iv) 3,745 RSUs that vest on January 1, 2021. These awards may be subject to deferral.
Executive Compensation Enhancements and Best Practices

2018 Performance Metrics. In March 2018, the Compensation Committee approved performance metrics for the 2018 fiscal year designed to further align the interests of our executive officers and shareholders. Specifically, the metrics established set minimum thresholds for growth in tangible book value and earnings per share that must be met in order for any equity or non-equity incentives to be paid.

Insider Trading Policy.  We maintain an insider trading policy that seeks to prevent insider trading or allegations of insider trading, that seeks to protect the Company’s reputation for adhering to the highest standards of conduct, and that prohibits certain types of transactions by covered persons, as defined in the policy, including our executive officers and directors. Additionally, the policy states that specific restrictions upon trading, such as specified trading windows and blackout periods, and also sets forth procedures for pre-clearance of trades by any covered person. Covered persons are also are prohibited from short-term trading, short sales, options trading, trading on margin or pledging, and hedging.

Clawback Policy. We maintain a clawback policy which applies to our current and former executive officers, including our named executive officers. The policy provides for the Company to recoup equity and non-equity compensation paid to our executive officers under certain circumstances. Specifically, it provides that in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under securities laws, the Compensation Committee will require reimbursement or forfeiture of any excess incentive compensation received by any current or former executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

DIRECTOR COMPENSATION

During 2017, our non-employee directors received cash compensation for service as follows: (i) $50,000 annual retainer for directors; (ii) $50,000 annual retainer for all committee chairs; (iii) $25,000 annual retainer for all committee members; and (iv) $50,000 annual retainer for Lead Independent Director. These fees are paid quarterly. Non-employee directors serving on the Board as of January 1, 2017, received an award of 5,953 shares of phantom stock that was converted to restricted stock units in connection with our initial public offering. All non-employee directors received 11,163 shares of restricted stock upon completion of our IPO.

In 2017, Mr. Trione and Mr. Biggs received an annual retainer for board service of $68,750 and $50,000, respectively. Our Chairman also received a salary and bonus of $501,731 and $363,750, respectively. Effective concurrently with our initial public offering, neither Mr. Trione nor Mr. Biggs will receive a retainer for his service as a director of our Company. The following table sets forth information regarding compensation paid to our directors for 2017 that were not named executive officers:

	Fees Earned
Name	Fees Paid in Cash	Shares of Restricted Stock Awarded (1)	All Other Compensation	Total (2)
John C. Erickson	$25,000	11,163	—	$145,002
Jack Krouskup	106,250	17,116	—	290,247
Anita Gentle Newcomb	112,500	17,116	—	296,497
Bradley M. Shuster	87,500	17,116	—	271,497
Victor S. Trione, Chair (3)	934,231	—	$234,737	1,168,968
Thomas C. Wajnert	156,250	17,116	—	340,247
Paul Klenner (4) (5)	25,000	5,953	124,984	210,428
George Mancini (4) (5)	89,413	—	133,759	223,172
Richard Rapoport (4)	37,500	5,953	—	101,411
James E. Topinka (4)	56,250	5,953	—	56,250
Mark Trione (4) (5)	69,231	—	31,386	100,617
(1) In connection with our IPO, all outstanding awards of phantom stock awarded to current non-employee directors pursuant to the 2011 Phantom Stock Plan were converted into awards of RSUs, on a share for share basis which have the same vesting as the original phantom stock awards. The RSUs awarded in 2017 to our directors as a result of the conversion of phantom stock awarded prior to 2017 are not included in this table.

(2) Totals in this column include fees paid cash plus the aggregate grant date fair value of restricted stock units and restricted stock awards for the year ended December 31, 2017, computed in accordance with FASB ASC Topic 718 based on the closing price of $10.75 per share on December 7, 2017.

(3) Mr. Trione's "All Other Compensation" consists of (i) $17,716 paid in insurance premiums and HSA contributions; and (ii) a $217,021 increase in the value of Mr. Trione's accumulated benefit under his Salary Continuation Agreement with us. We account for this agreement as a deferred compensation arrangement and the obligation is unsecured and unfunded. Mr. Trione's benefit is fixed at $398,000 per year and is payable for 20 years. The full amount of the award is payable if Mr. Trione's service terminates other than for cause, in the event of death, or a termination of service without cause within 36 months after a change in control of the Company. In the event of termination for cause, as defined in the salary continuation agreement, no benefit shall be awarded. No amount was paid in 2017 under this agreement.

(4) Mr. Mancini's term of service ended as of the 2017 Annual Meeting. Mr. Klenner, Mr. Rapoport, and Mr. M. Trione resigned from the Board of Directors shortly after re-election at the 2017 Annual Meeting. Mr. Topinka's service as director terminated in August 2017. Mr. Topinka's 2017 phantom stock award was forfeited in connection with his departure from the Company.

(5) Mr. Klenner, Mr. Mancini and Mr. M. Trione have salary continuation agreements with the Bank in connection with their service as executives of the Bank.

AUDIT COMMITTEE REPORT
The Audit and Risk Committee consists of three or more non-employee directors all of whom have been determined by the Board of Directors to qualify as independent directors under the Sarbanes-Oxley Act, related SEC rules and NASDAQ rules. The Audit and Risk Committee operates under a written charter adopted by the Board of Directors. The Audit and Risk Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on April 27, 2017. A copy of the Committee’s Charter is available on the Company’s webpage at https://ir.lutherburbanksavings.com/corporate-governance/governance-overview.
The Audit and Risk Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit and Risk Committee, among other things, reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit and Risk Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit and Risk Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit and Risk Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditors’ communication with the Audit and Risk Committee concerning independence and the Audit and Risk Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit and Risk Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.
The Audit and Risk Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit and Risk Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit and Risk Committee of the Board of Directors:

Jack Krouskup (Chairman)
John Erickson
Anita Gentle Newcomb

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Securities Act and/or Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee expects to engage Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. As of the date of this Proxy, a proposed engagement letter is under review by the Audit and Risk Committee. Representatives of Crowe Horwath are not expected to be present at the Annual Meeting.
Audit and Non-Audit Fees
The following table presents the aggregate fees billed by Crowe Horwath LLP for the two most recent fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees (1)	$973,831	$141,450
Audit-Related Fees (2)	12,650	19,800
Tax Fees (3)	43,712	37,000
All Other Fees (4)	28,000	—
Total Fees	$1,058,193	$198,250

(1) Audit fees relate to services rendered in connection with (i) the annual independent audit of the Company’s financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (ii) the audit of the Company's financial statements as of and for the years ended December 31, 2016 and 2015, included in the Registration Statement on Form S-1 related to the Company's IPO; and (iii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; comfort letters and consents; as well as other accounting and financial reporting consultation necessary to comply with the standards of the PCAOB.

(2) Audit-related fees relate to services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements.

(3) Tax fees are fees for tax compliance, tax advice and tax planning.

(4) All other fees are fees for any service not included in the first three categories.
Pre-Approval Policies and Procedures
Pursuant to its charter, the Audit and Risk Committee reviews and pre-approves audit and permissible non-audit services performed by the Company’s independent registered public accounting firm as well as the scope, fees, and other terms of such services. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm. For fiscal years 2017 and 2016, all of the audit and non-audit services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit and Risk Committee in accordance with the Audit and Risk Committee Charter.

ADDITIONAL INFORMATION

How and when may I submit a shareholder proposal for the 2019 Annual Meeting?
All shareholder proposals, other than a director nomination, to be presented for consideration at the next annual meeting and to be included in the Company's proxy materials must be received by the Company no later than December 10, 2018.
The Company’s Bylaws provide that at any meeting of shareholders, business will only be conducted if it is properly brought before the meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder proposal must be made in accordance with the timing, notice and form requirements set forth below.
If you would like to make a proposal, including but not limited to a director nomination, you must provide the Company with a written proposal no earlier than ninety (90) calendar days and no later than sixty (60) calendar days before the date such annual meeting is to be held. If the 2019 annual shareholder meeting is called for a date which is not within thirty (30) days of the anniversary date of the 2018 meeting, notice must be received no later than ten (10) calendar days following the day on which public announcement of the date of the annual meeting is first made. Shareholders must submit their proposals to Luther Burbank Corporation, 520 Third Street, 4th floor, Santa Rosa, CA 95401, Attention: Investor Relations.
Notice of a shareholder proposal must include, as to each matter proposed: (a) the name and address of the proposing shareholder; (b) the classes and number of shares of stock of the Company held by the proposing shareholder; (c) if the notice includes a nomination of a candidate for election as director: (i) the full name, age, and date of birth of each candidate, (ii) the business and residential address and telephone numbers of each candidate; (iii) the education background and business/occupational experience of each candidate for at least the preceding five (5) years; (iv) the class and number of shares of the Company beneficially owned by the candidate, and (v) a signed representation by each such candidate that the candidate will timely provide any other information reasonably requested by the Company for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present and the candidate must be present. Any vote cast for a person who has not been duly nominated as provided herein will be void (other than for matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company's notice of meeting); and (d) if the notice regards a proposal other than a nomination of a candidate for election as director: (i) a brief description of the business and the reasons for conducting such business at the meeting; and (ii) the material interest of the shareholder in such business.
Shareholder proposals that do not satisfy the requirements contained herein may, but need not (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company's notice of meeting), be considered and discussed but not acted upon at the annual meeting.
The foregoing description of the notice provisions of the Company's Bylaws is a summary and is qualified in its entirety by reference to the full text of the Bylaws. Accordingly, we advise you to review the Bylaws for additional stipulations relating to the notice of shareholder proposals.
How can I obtain the Company's Annual Report?
Our Annual Report, as filed with the SEC, can be accessed electronically, along with this Proxy Statement, by following the instructions contained on our proxy card. The information can also be accessed electronically on our corporate website at https://ir.lutherburbanksavings.com/financial-information/sec-filings. Information that is presented or hyperlinked on our website is not incorporated by reference into this Proxy Statement.
If you wish to receive a physical copy of our Annual Report, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. You may request printed materials by following the instructions contained on our proxy card.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to the costs of posting our proxy materials on an Internet website and mailing paper copies of our proxy materials if requested, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

OTHER MATTERS
Our management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their discretion.

By Order of the Board of Directors,

Liana Prieto
Secretary

0

LUTHER BURBANK CORPORATION

Proxy for Annual Meeting of Stockholders on May 24, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Liana Prieto and Laura Tarantino, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Luther Burbank Corporation, to be held May 24, 2018 at 10:00 a.m. Pacific Time at the the Hyatt Vineyard Creek which is located at 170 Railroad Street, Santa Rosa, CA 95401, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

LUTHER BURBANK CORPORATION

May 24, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21877/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20700000000000000000 1 052418

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS .
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Victor S. Trione
- ○ John G. Biggs
- ○ John C. Erickson
- ○ Jack Krouskup
- ○ Anita Gentle Newcomb
- ○ Bradley M. Shuster
- ○ Thomas C. Wajnert

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

LUTHER BURBANK CORPORATION

May 24, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21877/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20700000000000000000 1 052418

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS .
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Victor S. Trione
- ○ John G. Biggs
- ○ John C. Erickson
- ○ Jack Krouskup
- ○ Anita Gentle Newcomb
- ○ Bradley M. Shuster
- ○ Thomas C. Wajnert

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.